UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2014

CONE MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36635	47-1054194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices and zip code)

(724) 485-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 24, 2014, CONE Midstream Partners LP (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, CONE Midstream GP LLC (the “General Partner”), CONE Gathering LLC (“CONE” and, together with the Partnership and the General Partner, the “Partnership Parties”) and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriters, of 17,500,000 common units (the “Firm Units”) representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $22.00 per Common Unit ($20.68 per Common Unit, net of the underwriting discount). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days (the “Option”) to purchase up to an additional 2,625,000 Common Units (the “Additional Units”) on the same terms.

The material terms of the Offering are described in the prospectus, dated September 24, 2014 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on September 25, 2014 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-198352), initially filed by the Partnership with the Commission on August 25, 2014.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Offering is expected to close on September 30, 2014. As described in the Prospectus, the Partnership intends to use net proceeds of approximately $357.4 million from the Offering of the Firm Units, after deducting the underwriting discount, structuring fees and the estimated offering expenses to (i) make a distribution of approximately $356.3 million to CONE and (ii) pay approximately $1.1 million of origination fees relating to the Partnership’s new revolving credit facility.

On September 26, 2014, the Underwriters exercised in full the Option to purchase all of the Additional Units. The Partnership intends to use the net proceeds from the exercise of the Underwriters’ Option to purchase Additional Units to make a cash distribution to CONE.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other financial services to the Partnership, CONSOL Energy Inc. (“CONSOL”), Noble Energy, Inc. (“Noble” and, together with CONSOL, the “Sponsors”) and the Partnership’s and the Sponsors’ respective affiliates for which they have received, and may in the future receive, customary fees and reimbursement of expenses. Additionally, certain of the Underwriters and their affiliates have engaged, and may from time to time in the future engage, in transactions with the Partnership, the Sponsors or the Partnership’s or the Sponsors’ respective affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 25, 2014, Angela A. Minas became a member of the Board of Directors of the General Partner (the “Board”). Ms. Minas also became a member of the Audit Committee of the Board.

There is no arrangement or understanding between Ms. Minas and any other persons pursuant to which Ms. Minas was selected as a director. Ms. Minas does not have any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Ms. Minas will receive an annual compensation package, which will initially consist of an annual cash retainer of $60,000 and an annual equity-based award granted under the Partnership’s long-term incentive plan having a value as of the grant date of approximately $80,000. Further, Ms. Minas will be indemnified for her actions associated with being a director to the fullest extent permitted under Delaware law and will be reimbursed for all expenses incurred in attending to her duties as a director.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 24, 2014, by and among CONE Midstream Partners LP, CONE Midstream GP LLC, CONE Gathering LLC and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated, as representatives of the several underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONE MIDSTREAM PARTNERS LP

	By:	CONE Midstream GP LLC, its general partner

Dated: September 29, 2014	By:	/s/ Kirk A. Moore
Kirk A. Moore
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of September 24, 2014, by and among CONE Midstream Partners LP, CONE Midstream GP LLC, CONE Gathering LLC and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert W. Baird & Co. Incorporated, as representatives of the several underwriters named therein